EXHIBIT 10.4

Iron Mountain Incorporated
2003 Senior Executive Incentive Program

1.	Participant. The sole participant in this Program shall be C. Richard Reese, Chairman of the Board and Chief Executive Officer.
2.

Annual Limit on Incentive Compensation. The maximum amount payable under this Program with respect to a fiscal year shall be the lesser of 2.5 times Mr. Reese’s annual base compensation for the fiscal year or $2,500,000.00 (the “Annual Limit”).

3.

Eligibility for Incentive Compensation. While the outcome for the Corporation’s fiscal year to which the incentive compensation relates is substantially uncertain (but not more than 90 days after the start of that fiscal year), the Compensation Committee of the Board of Directors shall establish the criteria for the payment of the Annual Limit. Such criteria may be based on any one or more of the following business criteria: EBITDA; gross revenues; growth rate; capital spending; return on investment capital; free cash flow; operating income; attaining budget; and achievement of stated corporate goals including, but not limited to acquisitions, alliances, joint ventures and internal expansion. Any such criteria shall be adjusted as necessary to reflect acquisitions. If such objectives are not fully achieved, the Compensation Committee may provide that less than 100 percent of the Annual Limit shall be payable.

Following the close of the fiscal year, the Compensation Committee shall certify whether such criteria were satisfied.

4.

Discretion to Reduce Incentive Compensation. The Compensation Committee, after consultation with the Chairs of the Audit and Executive Committees of the Board of Directors, may, in its discretion, reduce the amount of incentive compensation otherwise payable for the fiscal year based on any of the following criteria: extent to which the objective financial measurements achieved for the fiscal year satisfied the Corporation’s short-term or long-term goals; shareholder confidence in the Corporation, as evidenced in part by the Corporation’s stock price; and the effectiveness and wellness of the Corporation as a whole, taking into account, for example, labor relations and other similar matters.

5.

Effective Date; Right to Amend and Terminate. This 2003 Senior Executive Incentive Program shall be effective as of March 31, 2003 and shall be first applicable for the fiscal year that begins January 1, 2003; provided, however, that the material terms of this Program must be approved prior to any payment hereunder by an affirmative vote of a majority of the votes properly cast at a duly held meeting of the shareholders of the Corporation at which a quorum representating a majority of all outstanding common stock is present, in person or by proxy.

The Program shall continue until terminated by the Board of Directors. The Board of Directors reserves the right to from time to time amend, modify or suspend this Program (or any part thereof).

6.

Administration. This Program shall be construed and administered in such a manner as to permit payments hereunder to satisfy the “performance-based” exception of Internal Revenue Code Section 162(m), and regulations and rulings promulgated thereunder (“Section 162(m)”). In the event that one or more members of the Compensation Committee are not “outside directors” within the meaning of Section 162(m), the duties of the Compensation Committee as set forth herein shall be performed by a committee or subcommittee of the Board of Directors consisting solely of two or more such “outside directors.”